SETTLEMENT AND RELEASE AGREEMENT

This SETTLEMENT AND RELEASE AGREEMENT (the “Agreement”) dated as of this 4th day of January, 2011, between and among MANHATTAN PHARMACEUTICALS, INC. (“Manhattan”), NORDIC BIOTECH VENTURE FUND II K/S (“Nordic”), and H PHARMACEUTICALS K/S (F/K/A HEDRIN PHARMACEUTICALS K/S) (the “Joint Venture”) (Manhattan, Nordic and the Joint Venture are each individually, a “Party” and collectively, the “Parties”).

BACKGROUND

WHEREAS, Manhattan and Nordic are parties to that certain Joint Venture Agreement dated January 31, 2008, as amended on February 18, 2008, and as further amended by an Omnibus Amendment on June 9, 2008 (the “JV Agreement”); and

WHEREAS, pursuant to the JV Agreement, Manhattan issued to Nordic a “Warrant for the Purchase of Shares of Common Stock” No. 2008-1, dated April 15, 2008 (the “Warrant”), originally covering 7,142,857 shares of Manhattan common stock (“Common Stock”); and

WHEREAS, the JV Agreement contains certain provisions permitting Nordic to purchase shares of Common Stock under specified circumstances, and requiring Nordic to purchase shares of Common Stock under other specified circumstances (the “Put/Call”); and

WHEREAS, pursuant to the JV Agreement, Manhattan and Nordic entered into a Registration Rights Agreement dated February 25, 2009 (the “Registration Rights Agreement”); and

WHEREAS, pursuant to the JV Agreement, Manhattan and the Joint Venture entered into a Services Agreement dated February 25, 2009 (the “Services Agreement”); and

WHEREAS, pursuant to the JV Agreement, (i) Nordic, Manhattan and H. Pharmaceuticals Partner ApS (the “General Partner”) entered into a Limited Partnership Agreement dated February 21, 2008, as amended by an Ominibus Amendment on June 9, 2008 (the “Limited Partnership Agreement”), (ii) Nordic and Manhattan entered into a Shareholders’ Agreement dated February 21, 2008, as amended by an Omnibus Amendment on June 9, 2008 (the “Shareholders’ Agreement”), (iii) Articles of Association of the Joint Venture dated February 21, 2008 were filed (the “JV Articles”),  and (iv) a Memorandum of Association aand Articles of Association of the General Partner dated February 21, 2008 were prepared and filed (the “GP Memorandum”) (collectively, the “Danish Agreements”); and

WHEREAS, the Parties have had various disagreements and disputes with respect to the operation, ownership, financing of, and other matters relating to, the Joint Venture (including, without limitation, the Put/Call), as well as with respect to the Warrant, the Registration Rights Agreement, the Services Agreement, and the Danish Agreements (the “Disputes”); and

WHEREAS, the Parties hereto have mutually agreed to resolve any and all Disputes pursuant to the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

A.           Terms of Settlement.  The Parties act and agree as follows upon the effectiveness of this Section A pursuant to Section C of this Agreement:

1.      Payment.  The Partnership shall promptly, but in any event within five (5) Business Days (as defined in the Partnership Agreement) after receipt of the Amendments duly executed by Manhattan and the Resignations (as defined below) duly executed by the parties thereto, make a payment of US$100,000.00 to Manhattan in connection with this Agreement (the “Initial Payment”) less the Excess Fees (as defined below), if any.

2.      Amendment to Certain Danish Agreements.  Contemporaneously herewith, Nordic, Manhattan and the General Partner shall take all necessary action to (i) amend and restate the Limited Partnership Agreement in its entirety in the form of the Consolidated and Revised Limited Partnership Agreement attached hereto as Exhibit A together with Appendices 2.5 and 7.7 thereto; and (ii) amend and restate the JV Articles in their entirety in the form of Articles of Association attached as Appendix 2.5 of Exhibit A (the “Amendments”).

3.      Termination of Warrant.  The Warrant is hereby terminated in all respects.

4.      Termination of JV Agreement (including Put/Call).  The JV Agreement (which contains the Put/Call) is hereby terminated in all respects.

5.      Termination of Registration Rights Agreement.  The Registration Rights Agreement is hereby terminated in all respects.

6.      Termination of Services Agreement.  The Services Agreement is hereby terminated in all respects.

7.      Termination of the Stockholders’ Agreement.  The Stockholders’ Agreement is hereby terminated in all respects.

8.      Release by Nordic.  In consideration of and subject to the release being provided by Manhattan under Section 9 herein, the terms of this Agreement, and other good and valuable consideration, Nordic, on behalf of itself and any other person or entity claiming by, through or under it, including its subsidiaries, affiliates, present and former officers, directors, employees, beneficiaries, assignees, agents, shareholders, members, partners and owners (collectively, the “Nordic Releasors”), hereby unconditionally forever releases, waives, discharges and gives up any and all Nordic Claims (as defined below), as the case may be, which Nordic has or may have, directly or indirectly, against Manhattan and Manhattan’s subsidiaries, affiliates, present and former officers, directors, employees, beneficiaries, assignees, agents, shareholders, members, partners, owners, successors and assigns (collectively, “Released Manhattan Parties”), arising on or prior to the date hereof or relating to acts or omissions occurring prior to the date hereof.  “Nordic Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever and whether known or unknown, arising directly or indirectly from any act or omission, whether intentional or unintentional, asserted or unasserted, contingent or liquidated, which the Nordic Releasors may have or had against any of the Released Manhattan Parties, including, without limitation, (i) those arising under, related to or in connection with the Disputes, the Joint Venture, the JV Agreement, the Put/Call, the Registration Rights Agreement, the Services Agreement, the Warrant or any of the Danish Agreements; and/or (ii) for debts, accounts, sums of money, losses, penalties, license fees, claims for ownership of intellectual property and costs, attorney fees, covenants, warranties, guaranties, representations, liens, judgments, claims, counterclaims, cross claims, defenses, demands and damages, arising, directly or indirectly, out of any promise, agreement, letter, contract (express or implied), understanding, common law or tort, or the laws, statutes, and/or regulations of the State of New York, the State of Delaware or any other state, or any local ordinance, or the United States of America, or Denmark.  This release covers all Nordic Claims including those of which Nordic is not aware and those not mentioned in this Agreement.

9.      Release by Manhattan.  In consideration of and subject to the release being provided by Nordic under Section 8 herein, the terms of this Agreement, and other good and valuable consideration, Manhattan, on behalf of itself and any other person or entity claiming by, through or under it, including its subsidiaries, affiliates, present and former officers, directors, employees, beneficiaries, assignees, agents, shareholders, members, partners and owners (collectively, the “Manhattan Releasors”), hereby unconditionally forever releases, waives, discharges and gives up any and all Manhattan Claims (as defined below), as the case may be, which Manhattan has or may have, directly or indirectly, against Nordic, the Joint Venture and the General Partner, and Nordic’s, the Joint Venture’s and the General Partner’s respective subsidiaries, affiliates, present and former officers, directors, employees, beneficiaries, assignees, agents, shareholders, members, partners, owners, successors and assigns (collectively, “Released Nordic Parties”), arising on or prior to the date hereof or relating to acts or omissions occurring prior to the date hereof.  “Manhattan Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever and whether known or unknown, arising directly or indirectly from any act or omission, whether intentional or unintentional, asserted or unasserted, contingent or liquidated, which any of the Manhattan Releasors may have or had against any of the Released Nordic Parties, including, without limitation, (i) those arising under, related to or in connection with the Disputes, the Joint Venture, the JV Agreement, the Put/Call, the Registration Rights Agreement, the Services Agreement, the Warrant or any of the Danish Agreements; and/or (ii) for debts, accounts, sums of money, losses, penalties, license fees, claims for ownership of intellectual property and costs, attorney fees, covenants, warranties, guaranties, representations, liens, judgments, claims, counterclaims, cross claims, defenses, demands and damages, arising, directly or indirectly, out of any promise, agreement, letter, contract (express or implied), understanding, common law or tort, or the laws, statutes, and/or regulations of the State of New York, the State of Delaware or any other state, or any local ordinance, or the United States of America, or Denmark.  This release covers all Manhattan Claims including those of which Manhattan is not aware and those not mentioned in this Agreement.

10.     Resignations.  The Resignations (as defined below) of Michael G. McGuinness and Douglas Abel as members of the Board of Directors of the General Partner shall become effective.

B.           Representations, Warranties and Covenants of all Parties.  Each Party hereby represents, warrants and covenants to the other Parties to this Agreement as of the date hereof as follows:

1.      Such Party has taken all such action necessary to, and has the power and authority to, enter into, deliver and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby so far as they relate to such Party.

2.      This Agreement is a legal, valid, and binding obligation of such Party enforceable in accordance with its terms, except as limited by laws of general applicability limiting the enforcement of creditors’ rights or by the exercise of judicial discretion in accordance with general principles of equity.

3.      Such Party warrants and represents to each other Party hereto that it has not assigned, pledged, hypothecated and/or otherwise divested itself, and/or encumbered all or any part, of the claims being released hereby and that such Party hereby agrees to indemnify and hold harmless any and all of the Parties to which a release is being granted hereby against whom any claim based on such an asserted assignment, pledge, hypothecation, divestiture and/or encumbrance.

4.      Such Party has not filed any complaint, charge, or lawsuit against the other Party concerning any claims released under this Agreement with any local, state, federal or national agency or court, that each will not do so at any time hereafter, and that if such agency or court assumes jurisdiction of any complaint, charge or lawsuit against the other Party, the Party initiating same will request such agency or court to withdraw from the matter, or withdraw the other Party’s name or names from the matter.

5.      Such Party represents and warrants that it: (i) has had sufficient opportunity to review this Agreement with counsel or has chosen voluntarily not to do so, (ii) has read this Agreement, (iii) understands all the terms and conditions hereof, (iv) has entered into this Agreement of its own free will and volition, (v) has duly executed and delivered this Agreement, and (vi) understands that, except as otherwise agreed, it is responsible for his or its own attorney’s fees and costs.

6.      Manhattan represents and warrants to the other Parties that (i) the Waiver and Forbearance Agreement (substantially in the form annexed hereto as Exhibit C) shall become effective and binding on the holders of all of Manhattan’s 12% Senior Secured Promissory Notes which were issued pursuant to that certain Securities Purchase Agreement dated as of November 19, 2008 by and among Manhattan and the lenders party thereto (the “Notes”) upon the approval of Waiver and Forbearance Agreement by the holders of at least a majority of the aggregate principal amount of the Notes (the “Requisite Holders”) and (ii) the execution and delivery by Manhattan of this Agreement and the Amendments, the consummation of the transactions contemplated hereby and the compliance with any of the provisions hereof will not result in the violation of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which Manhattan is bound, or of any provision of the Certificate of Incorporation or By-Laws of Mantattan, and will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation or acceleration under), any lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Manhattan is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any lien upon any of the properties or assets of Manhattan

7.      Manhattan represents and warrants to the other Parties that (i) Manhattan’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Manhattan’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) Manhattan’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Manhattan, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of Manhattan, together with the proceeds Manhattan would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  Manhattan does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).  Manhattan has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the date of this Agreement.  Manhattan is not in default with respect to any debts and other liabilities.

C.           Conditions Precedent.  The rights, releases, obligations and agreements set forth in Section A of this Agreement shall be effective upon the date on which all of the following shall have been satisfied (the “Effective Date”):

1.      Each of the Parties shall have delivered executed Amendments, and this Agreement, to the other.

2.      Nordic shall have made the Initial Payment (less the Excess Fees, if any) to Manhattan.

3.      Nordic shall have made an additional, non-dilutive capital contribution of US$1,200,000.00 to the Joint Venture.  (For avoidance of doubt, this sum is in addition to the US$300,000.00 contributed by Nordic to the Joint Venture on December 15, 2010.)

4.      The Joint Venture shall have paid $75,000 to Manhattan representing the entire outstanding amount due to Manhattan under the Services Agreement for services rendered through the Effective Date.

5.      Manhattan shall have delivered to the Joint Venture the resignations of Michael G. McGuinness and Douglas Abel as members of the Board of Directors of the General Partner (the “Resignations”).

D.           Second Payment.

1.      The Partnership shall, within five (5) business days after conditions set forth in Section D.2. below are satisfied, pay US$400,000.00 to Manhattan less any Excess Fees that have not previously been paid or credited to the Joint Venture (the “Second Payment”).

2.      Payment of the Second Payment shall be conditioned upon the delivery to Nordic on or before December 31, 2011 of (i) written evidence reasonably satisfactory to Nordic that the Requisite Holders have extended the Maturity Date (as defined in the Notes) of the Notes to at least December 31, 2011 and confirmed that no Event of Default (as defined in the Notes) exists as of the date of such extension or (ii) written evidence reasonably satisfactory to Nordic that all of the outstanding Notes have converted to solely into shares of common stock or other equity securities of Manhattan.

E.           Miscellaneous.

1.      Enforcement; Court Costs.  Subject to Section 10 below, in any action to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and court costs and other non-reimbursable litigation expenses.  Otherwise, each Party shall bear its own attorneys’ fees and expenses.

2.      No Admission.  Nothing in this Agreement shall be construed as an admission or concession of liability or wrongdoing by any Party hereto and or that any Party fails to satisfy the standard under applicable law for advancement and indemnification.

3.      Governing Law.  Each Party agrees that the formation, interpretation and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of law of such state.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any Party.  The Parties hereto agree that any suit or proceeding arising out of this Agreement or the consummation of the transactions contemplated hereby shall be brought by a Party only in the Court of Chancery or such other Delaware courts as may have jurisdiction, in the event that the Court of Chancery does not have subject matter jurisdiction and each of the Parties hereby submits to in personam jurisdiction in Delaware with respect to any claims arising out of this Agreement or the consummation of the transactions contemplated hereby.  The Parties hereto each waive any claim that such jurisdiction is not a convenient jurisdiction or forum for any such suit or proceeding and the defense of personal jurisdiction.

4.      Entire Agreement; Amendment.  Each Party agrees that this Agreement and, together with the Amendments, as and when read together set forth the entire agreement among them on this subject and taken together as a whole supersede all other oral and written understandings or agreements among the Parties regarding the subject matter of this Agreement.  The terms of this Agreement are contractual and not mere recitals.  This Agreement may be modified or terminated only in writing signed by all Parties.

5.      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

6.      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

7.      Headings, Captions.  All indexes, titles, subject headings, section titles and similar items are provided for the purpose of reference and convenience and are not intended to affect the meaning, content or scope of this Agreement.

8.      Severability.  If any term of this Agreement shall be held to be invalid or unenforceable for any reason, it will not invalidate the remaining terms, and such term shall be deemed modified to the extent necessary to make it enforceable.

9.      Construction.  Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to any gender include the other genders, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

10.     Expenses.  Manhattan shall bear its own legal and other costs and expenses with respect to the negotiation and preparation of this Agreement and the Amendments and the completion of the transactions contemplated by this Agreement, and the Joint Venture shall bear its and Nordic’s legal and other costs and expenses with respect to the negotiation and preparation of this Agreement and the Amendments, the completion of the transactions contemplated by this Agreement, and any challenge to the enforceability of this Agreement, the Amendments or any other documents delivered in connection herewith brought by or behalf of Manhattan or any of its stockholders or creditor, whether in a bankruptcy proceeding or otherwise.  If Nordic’s and the Joint Venture’s reasonable, actual out-of-pocket legal and other costs and expenses incurred in good faith with respect to the negotiation and preparation of this Agreement and the Amendments, the completion of the transactions contemplated by this Agreement, and any challenge to the enforceability of this Agreement, the Amendments or any other documents delivered in connection herewith brought by or behalf of Manhattan or any of its stockholders or creditor, whether in a bankruptcy proceeding or otherwise exceed US$70,000.00, then the amount of such excess shall be referred to herein as the “Excess Fees.”

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered in their name and on their behalf as of the date first above written.

MANHATTAN PHARMACEUTICALS, INC.

By: S/Michael McGuinness
Print Name: Michael McGuinness
Title: Chief Operating and Financial Officer

NORDIC BIOTECH VENTURE FUND II K/S

By: S/Florian Schonharting
Print Name: Florian Schonharting
Title: Principal

H PHARMACEUTICALS K/S
(F/K/A HEDRIN PHARMACEUTICALS K/S)

By:  H. PHARMACEUTICALS PARTNER APS

By:  S/John Barberich
Print Name: John Barberich
Title: Director

By:  S/Enda Kenny
Print Name: Enda Kenny
Title: Director